ARTICLES OF INCORPORATION OF
QUIPP, INC.


      (Pursuant to Item 601(3)(b)(3)(i) of Regulation 8-K, the following constitutes a complete copy of the Articles of Incorporation of the Registrant, as amended to date and as currently in effect).

                                   ARTICLE I
                                     NAME

      The name of the Corporation shall be:  QUIPP, INC.

                                  ARTICLE II
                                    PURPOSE

      The Corporation is organized for the purpose of transacting any and all lawful business for which Corporations may be incorporated under the State of Florida.

                                  ARTICLE III
                                 CAPITAL STOCK

      The aggregate number of shares which this Corporation shall have authority to issue is 8,000,000 shares of common stock , $.01 par value.

                                  ARTICLE IV
                             NO PREEMPTIVE RIGHTS

      The holders of the common stock of this Corporation shall have no preemptive rights to purchase any shares of the stock of this Corporation.

                                   ARTICLE V
                              TERMS OF EXISTENCE

      This Corporation shall exist perpetually.

                                  ARTICLE VI
                              BOARD OF DIRECTORS

      The total number of directors of this Corporation shall be the number from time to time fixed by the Directors, in accordance with the terms and conditions of the Bylaws of the Corporation.